UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONE STOP SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0885351
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2235 Enterprise Street #110

Escondido, California 92029

(Address of Principal Executive Offices and Zip Code)

ONE STOP SYSTEMS, INC. 2017 EQUITY INCENTIVE PLAN

ONE STOP SYSTEMS, INC. 2015 STOCK OPTION PLAN

ONE STOP SYSTEMS, INC. 2011 STOCK OPTION PLAN

ONE STOP SYSTEMS, INC. 2000 STOCK OPTION PLAN

(Full title of the plans)

Steve Cooper

One Stop Systems, Inc.

2235 Enterprise Street #110

Escondido, California 92029

(760) 745-9883

(Name, address, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Dennis J. Doucette, Esq.

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400

San Diego, CA 92130

858-720-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share	1,500,000 shares (2)	$3.82 (3)	$5,730,000.00	$694.48
Common stock, $0.0001 par value per share	675,000 shares (4)	$1.67 (5)	$1,127,250.00	$136.62
Common stock, $0.0001 par value per share	1,157,525 shares (6)	$0.67 (7)	$775,541.75	$94.00
Common stock, $0.0001 par value per share	100,000 shares (8)	$0.75 (9)	$75,000.00	$9.09
Total	3,432,525 shares	—	$7,707,791.75	$934.19

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

Represents 1,500,000 shares of common stock authorized under the One Stop Systems, Inc. 2017 Equity Incentive Plan (the “2017 Plan”), which number consists of (a) 215,000 shares of common stock subject to outstanding awards under the 2017 Plan, and (b) up to an additional 1,285,000 shares of common stock available for future grants under the 2017 Plan pursuant to its terms. To the extent outstanding awards under the 2017 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will be available for future issuance under the 2017 Plan.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457 (c) and 457(h) of the Securities Act. The computation is based on the average high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on September 28, 2018 to be $3.99 and $3.65, respectively.

(4)

Represents 675,000 shares of common stock subject to outstanding awards under the One Stop Systems, Inc. 2015 Stock Option Plan (the “2015 Plan”). To the extent outstanding awards under the 2015 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will no longer be available for future issuance.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Share is $1.67 per share, which is the weighted average exercise price of outstanding awards granted under the 2015 Plan.

(6)

Represents 1,157,525 shares of common stock subject to outstanding awards under the One Stop Systems, Inc. 2011 Stock Option Plan (the “2011 Plan”). To the extent outstanding awards under the 2011 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will no longer be available for future issuance.

(7)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Share is $0.67 per share, which is the weighted average exercise price of outstanding awards granted under the 2011 Plan.

(8)

Represents 100,000 shares of common stock subject to outstanding awards under the One Stop Systems, Inc. 2000 Stock Option Plan (the “2000 Plan”). To the extent outstanding awards under the 2000 Plan are forfeited or lapse unexercised, the shares of common stock subject to such awards will no longer be available for future issuance.

(9)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The Proposed Maximum Offering Price Per Share is $0.75 per share, which is the weighted average exercise price of outstanding awards granted under the 2000 Plan.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

INTRODUCTION

This Registration Statement on Form S-8 is filed by One Stop Systems, Inc. (the “Company,” “we,” “us,” or “our”) relating to 3,432,525 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable to employees, officers, directors, consultants and advisors of the Company under the Company’s 2017 Plan, 2015 Plan, 2011 Plan and 2000 Plan (collectively, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Plans as required by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference in this Registration Statement on Form S-8 the following documents and information filed by the Company with the Commission:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 21, 2018;

2.	The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 20, 2018;

3.	The Company’s Quarterly Reports on Form 10-Q, filed with the Commission on May 8, 2018 and August 8, 2018, respectively;

4.	The Company’s Current Report on Form 8-K, filed with the Commission on February 1, 2018;

5.	The Company’s Current Report on Form 8-K, filed with the Commission on February 6, 2018 and Amendment No. 1 to the Current Report on Form 8-K filed with the Commission on March 21, 2018;

6.	The Company’s Current Report on Form 8-K, filed with the Commission on March 8, 2018;

7.	The Company’s Current Report on Form 8-K, filed with the Commission on March 21, 2018;

8.	The Company’s Current Report on Form 8-K, filed with the Commission on April 17, 2018;

9.	The Company’s Current Report on Form 8-K, filed with the Commission on May 8, 2018;

10.	The Company’s Current Report on Form 8-K, filed with the Commission on May 25, 2018;

11.	The Company’s Current Report on Form 8-K, filed with the Commission on June 26, 2018;

12.	The Company’s Current Report on Form 8-K, filed with the Commission on August 3, 2018;

13.	The Company’s Current Report on Form 8-K, filed with the Commission on August 9, 2018;

14.	The Company’s Current Report on Form 8-K, filed with the Commission on August 28, 2018;

15.	The Company’s Current Report on Form 8-K, filed with the Commission on September 6, 2018; and

16.

The description of the Company’s common stock set forth in the Company’s Registration Statement on Form 8-A12B (Registration No. 001-38371), filed by the Company with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 29, 2018, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and amended and restated bylaws limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We enter into indemnification agreements with each of our directors and officers. These indemnification agreements require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Amendment No.1 to the Company’s Current Report on Form 8-K filed with the Commission on March 21, 2018).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on February 6, 2018).

4.3	Form of Common Stock Certificate of One Stop Systems, Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-222121) filed with the Commission on January 16, 2018).

5.1	Opinion of Procopio, Cory, Hargreaves & Savitch LLP.

10.1	One Stop Systems, Inc. 2017 Equity Incentive Plan and related form agreements (incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (Registration No. 333-222121) filed with the Commission on December 18, 2017).

10.2	One Stop Systems, Inc. 2015 Stock Option Plan and related form agreements (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (Registration No. 333-222121) filed with the Commission on December 18, 2017).

10.3	One Stop Systems, Inc. 2011 Stock Option Plan and related form agreements (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 (Registration No. 333-222121) filed with the Commission on December 18, 2017).

10.4	One Stop Systems, Inc. 2000 Stock Option Plan and related form agreements (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (Registration No. 333-222121) filed with the Commission on December 18, 2017).

23.1	Consent of Haskell & White LLP, independent registered public accounting firm.

23.2	Consent of Procopio, Cory, Hargreaves & Savitch LLP (incorporated by reference to Exhibit 5.1 to this Registration Statement on Form S-8).

24.1	Powers of Attorney (incorporated by reference to the Signature Page of this Registration Statement on Form S-8).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Escondido, State of California, on this 2nd day of October, 2018.

ONE STOP SYSTEMS, INC.

By:	/s/ Steve Cooper
Steve Cooper
President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steve Cooper his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by One Stop Systems, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

***

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steve Cooper Steve Cooper	President, Chief Executive Officer and Chairman (Principal Executive Officer)	October 2, 2018

/s/ John W. Morrison, Jr. John W. Morrison, Jr.	Chief Financial Officer (Principal Accounting and Financial Officer)	October 2, 2018

/s/ Kenneth Potashner Kenneth Potashner	Director	October 2, 2018

/s/ John Reardon John Reardon	Director	October 2, 2018

/s/ Randy Jones Randy Jones	Director	October 2, 2018

/s/ Jack Harrison Jack Harrison	Director	October 2, 2018

/s/ David Raun David Raun	Director	October 2, 2018